EXHIBIT (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement (No. 2-97506) on Form N-1A (the "Registration Statement") of our report dated May 9, 1997, relating to the financial statements and financial highlights of State Street Research Money Market Fund (a series of State Street Research Money Market Trust), which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/s/ Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
July 30, 1997




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